Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Director, Public Relations

(727) 563-5822

Catalina Marketing Announces Financial Results for the Quarter Ended March 31, 2007

•

EPS of $0.37 per diluted share for the quarter ended March 31, 2007 included the effect of FAS123R, which was not reflected in Q1 of the prior year; excluding this charge, EPS was $0.44 per diluted share, a decrease of $0.07 compared with Q1 last year

•	One time costs related to the pending sale of the company totaled $1.4 million, or approximately $0.02 per diluted share
•	Revenues were $123.8 million for the quarter ended March 31, 2007, a reduction of $2.1 million compared to an outstanding quarter in all business units last year
•	Over 90% of the total 140,000 color printers are currently installed in domestic grocery stores

ST. PETERSBURG, FL, April 24, 2007—Catalina Marketing Corporation (NYSE: POS) today reported financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, consolidated revenues were $123.8 million compared with revenues of $125.9 million in the same period of the prior calendar year. Consolidated net income, which reflected increased spending associated with the color printer initiative, stock-based compensation expenses and one-time costs related to the pending sale of the company, was $17.5 million, or $0.37 per diluted share, compared with net income of

$24.0 million, or $0.51 per diluted share, in the same quarter of the prior year. Excluding stock-based compensation expense of $3.2 million, net of related income taxes, net income for the quarter ended March 31, 2007 was $20.7 million, or $0.44 per diluted share. As previously reported, the company adopted SFAS No. 123R, Share-Based Payment, effective April 1, 2006, resulting in incremental expense recorded in the current year quarter that was not reflected in prior year quarter.

Catalina Marketing CEO Dick Buell said, “The results of the quarter are strong in spite of a challenging comparison to an outstanding quarter last year across all of our businesses. The impressive cost controls that were realized in the quarter reflect the ongoing initiatives that we adopted in response to these known challenges. We continue to make significant investments in our color printer initiative and we are pleased with the progress being made with over 90% of color printers now installed in our targeted domestic grocery stores.”

Segment Results:

	Three Months Ended March 31,
	2007 (GAAP)	FAS 123R Expense	2007 (Pro forma) (1)	2006	% Change
	(in thousands)
Revenues
Catalina Marketing Services	$77,633	$—	$77,633	$78,115	-0.6%
Catalina Health Resource	26,742	—	26,742	27,026	-1.1%
Catalina Marketing International	19,426	—	19,426	20,772	-6.5%
Corporate and eliminations	—	—	—	—	NM

Total Revenues	$123,801	$—	$123,801	$125,913	-1.7%

Income (Loss) from Operations
Catalina Marketing Services	$29,602	$879	$30,481	$38,022	-19.8%
Catalina Health Resource	10,315	349	10,664	9,300	14.7%
Catalina Marketing International	3,296	793	4,089	3,670	11.4%
Corporate	(13,756)	2,118	(11,638)	(14,036)	17.1%

Total Income from Operations	$29,457	$4,139	$33,596	$36,956	-9.1%

NM = Not Meaningful

(1)

The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current quarter compared to the prior comparable quarter as there was no comparable expense under then existing accounting requirements for the quarter ended March 31, 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Webcast and Investor Conference Scheduled:

The company will host a webcast on Tuesday, April 24, 2007, at 10:00 a.m. EDT to discuss its financial results for its quarter ended March 31, 2007. The webcast may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=72727&p=irol-calendar and will be available for replay from Tuesday, April 24, 2007 through Thursday, May 24, 2007.

Catalina Marketing Corporation

Selected Operating Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2007 (GAAP)	FAS 123R Expense	2007 (Pro forma) (1)	2006
Revenues	$123,801	$—	$123,801	$125,913

Direct operating expenses	42,696	(639)	42,057	38,829
Selling, general and administrative	40,091	(3,500)	36,591	40,822
Depreciation and amortization	11,557	—	11,557	9,306

Total costs and expenses	94,344	(4,139)	90,205	88,957

Income from operations	29,457	4,139	33,596	36,956

Other income (expense)	(490)	—	(490)	(60)

Provision for income taxes	11,471	910	12,381	12,884

Net Income	$17,496	$3,229	$20,725	$24,012

Earnings per share – basic	$0.38	$0.07	$0.45	$0.51
Earnings per share – diluted	$0.37	$0.07	$0.44	$0.51

Weighted average shares outstanding—basic	46,089	46,089	46,089	47,225
Weighted average shares outstanding—diluted	46,756	46,756	46,756	47,429

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	March 31, 2007	March 31, 2006
Selected Balance Sheet and Cash Flow Data:
Cash	$59,208	$28,117
Debt	131,073	61,856
Cash Flows from Operating Activities	7,951	39,649
Capital Expenditures	22,471	20,758
Net Borrowings on LT Debt	3,000	15,240
Repurchase of Common Stock	—	39,139
Catalina Marketing Services:
Number of Stores	22,362	21,048
Net Stores Installed—QTD	290	3,260
Promotions Printed (in millions)—QTD	801	948
Weekly Shopper Reach at Quarter End (in millions)	248	232
Catalina Health Resource:
Number of Stores	13,307	12,780
Net Stores Installed—QTD	101	159
% of Revenue Producing Patient Communications	30%	31%
Catalina Marketing International:
Number of Stores	7,956	7,316
Net Stores Installed—QTD	15	354
Promotions Printed (in millions)—QTD	304	412
Weekly Shopper Reach at Quarter End (in millions)	82	86

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Cautionary Statement

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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